UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 31, 2009

Gottschalks Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State of Other Jurisdiction of Incorporation)

1-09100	77-0159791
(Commission File Number)	(I.R.S. Employer Identification Number)

7 River Park Place East
Fresno, California    93720
(Address of principal executive offices including zip code)

(559) 434-4800
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Material Events.

As previously disclosed, on January 14, 2009, Gottschalks Inc. (the "Company") filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") (administered under Case No. 09-10157).

On March 31, 2009, the Company issued a press release (the "Press Release") announcing that, after completing the Bankruptcy Court-supervised auction for its business, the Company, in consultation with the agent for its senior secured lenders and the unsecured creditors' committee, agreed to the proposed liquidation of certain of the Company's assets by a joint venture comprised of SB Capital Group, LLC, Tiger Capital Group, LLC, Great American Group, LLC and Hudson Capital Partners, LLC. As proposed, the joint venture would be appointed by the Company as part of it's Chapter 11 proceedings to conduct the sale of merchandise located at the Company's retail stores and distribution center and to dispose of certain of the Company's furnishings, trade fixtures and equipment.

The proposed liquidation remains subject to the approval of the Bankruptcy Court, which is scheduled to consider the proposed liquidation on Wednesday, April 1, 2009. If approved, the liquidation may begin as early as Thursday, April 2, 2009 and is expected to conclude on or before July 15, 2009.

A copy of the Press Release is being filed as Exhibit 99.1 to this current report and is incorporated herein by reference in its entirety.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release issued by Gottschalks Inc., on March 31, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Gottschalks Inc. (Registrant)

April 1, 2009	By: /s/ Daniel T. Warzenski Name: Daniel T. Warzenski Title: Vice President and Chief Financial Officer

Exhibit No.	Description
99.1	Press Release issued by Gottschalks Inc., on March 31, 2009. Also provided in PDF format as a courtesy.